Exhibit 10.14

NuvOx Therapeutics Inc. and NuvOx Pharma, LLC

Executive Employment Agreement with

Evan Unger

Effective on April 15 , 2026 (the “Commencement Date”), Evan Unger, a married resident of the State of Arizona (“Executive”), and NuvOx Therapeutics Inc., a Delaware Coporation (“NuvOx Therapeutics”), and its wholly owned subsidiary NuvOx Pharma, LLC, an Arizona limited liability company (“NuvOx Pharma”) (together, the “Company”), for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

ARTICLE I

BACKGROUND

SECTION 1.1. Executive is a key contributor to the Company’s business, including without limitation the development of its oxygen Therapeutics platform (collectively, the “Business”).

SECTION 1.2. Executive has been serving as Company’s Executive Chairman since October 2024, and Company and Executive desire to confirm the terms under which Company will retain and employ Executive to serve in such capacity.

SECTION 1.3. Company and Executive acknowledge that during the course of Executive’s providing services to Company, both in the past and in going forward, Executive has and will come into possess and help develop, valuable proprietary information, trade secrets, and other confidential information important to the Business and, accordingly, desire to confirm through this Agreement the ownership and confidential treatment of Company’s technology and information.

ARTICLE II

EMPLOYMENT

SECTION 2.1. Position. Subject to this Agreement, Executive agrees to serve Company in the capacity of Executive Chairman of each of NuvOx Therapeutics and NuvOx Pharma until Executive’s successor is duly elected and qualified. In those positions, Executive will report to Company’s Board of Directors (the “Board”). Executive’s positions are exempt from overtime as determined by the Fair Labor Standards Act. Executive also shall serve on the Company’s Board while Executive is Executive Chairman and shall immediately resign as a director upon resignation or termination as the Company’s Executive Chairman.

SECTION 2.2. Duties; Situs of Service. Executive will have those duties, authority and responsibility customary with that position for entities similarly situated as Company and consistent with the direction of the Board. Executive must follow all lawful policies and procedures of Company and all lawful directives given by the Board not inconsistent with this Agreement and must abide by all applicable laws and regulation in performing his duties under this Agreement. The principal place of Executive's employment is Company's principal executive offices currently located at 1635 E. 18th Street, Tucson, Arizona (the “PPB”), although Executive may be required to travel on Company business and perform services on a regular and substantial basis apart from the PPB. Executive may elect to work, from time to time, from physical locations other than the PPB to the extent it does not affect the timely performance of his duties or fulfillment of his responsibilities.

SECTION 2.3. Commitment; Other Interests. Executive must exercise reasonably prudent efforts and business time, attention, and energies to the Business and the performance of the Executive’s duties under this Agreement in furtherance of the Business to serve as Executive Chairman of the Company. Executive may not engage in any other business, profession or occupation for compensation that competes with, that is adverse to the best interest of, or that creates a conflict of interest with the Business (the “Restricted Business”). Executive may not engage in outside employment or consulting without first obtaining prior express permission from the Board. In the event Executive devotes time, attention, and energies to his own investment, advisory, or board acvitities, Executive shall disclose and warrant to the Board that such activity (1) does not constitute competition or a conflict of interest with the Business, and (2) does not conflict or interfere with the timely performance of his duties or fulfillment of his responsibilities to Company. A list of companies for which Executive currently provides consulting services, is employed by or whose board Executive currently serves on is set forth on Schedule 2. For the avoidance of doubt, the Board has pre-approved the outside activities (collectively, the “Permitted Activities”) Executive engages in with those companies listed on Schedule 2, provided that Executive continues to abide by the requirements set forth in this Agreement with respect to such Permitted Activities.

SECTION 2.4. Term of Employment. Subject to earlier termination in accordance with ARTICLE VII hereof, the initial term of Executive’s employment with Company is three (3) years, beginning on the Commencement Date. The term shall be automatically extended for two (2) additional one (1)-year periods, unless either party provides written notice of non-renewal to the other party at least sixty (60) days prior to the end of the then-current term. Compensation of Executive shall be negotiated in good faith prior to each extension of the term.

ARTICLE III

COMPENSATION

SECTION 3.1. Compensation; Salary, Annual Cash Incentive Bonus, and Equity Incentive. Executive’s initial base salary shall be $150,000 per year, commencing as of January 1, 2026. Executive’s base salary is subject to annual review and adjustment, as determined by the Board beginning in calendar year 2027. Executive is eligible for an annual cash incentive bonus, in the sole discretion of the Board, based on the achievement of performance metrics determined by the Board and communicated to Executive on an annual basis. The target percentage of the Executive’s annual cash incentive bonus shall be sixty percent (60%) of his then-current base salary. Executive may also receive one or more equity incentive grants during his term of employment, as determined in the discretion of the Board or the Compensation Committee of the Board. Such equity incentive grants also commence as of January1, 2026. Schedule 1 to this Agreement sets forth the equity incentive that Executive is eligible to receive during his initial term of employment, and shall be incorporated into and as part of this Agreement. Notwithstanding the foregoing, all incentive compensation payable to Executive during the term of this Agreement shall be subject to clawback in accordance with Company policies, as may be adopted and/or amended from time to time, in accordance with applicable law, including, without limitation, rules and regulations of the United States Securities and Exchange Commission (“SEC”) and/or rules of the exchange on which the Company’s equity securities may be listed from time to time.

SECTION 3.2. Benefits. To the extent eligible under the particular requirements of Company’s various plans and programs and laws and regulations in effect from time to time, Executive and, to the extent applicable, Executive’s spouse and dependents, will be entitled to participate in and receive all of Company’s employee benefit plans and programs, including any vacation, sick leave, personal leave, and welfare or pension benefit plans and programs, made available to Company’s senior level executives or to its employee generally, as in effect from time to time (collectively, the “Benefit Plans”). Company may amend, reduce or cancel the benefits under its Benefit Plans at any time in its reasonable discretion, subject to the terms of those benefit plans and applicable law, but only to the extent any amendment, reduction or cancellation is applied equally to all Company’s senior executives who are entitled to the pertinent benefit plan or program. Executive may not take vacation time to an extent or at the times that would adversely affect the timely performance of his duties and fulfillment of his responsibilities to Company.

SECTION 3.3. Reimbursement of Expenses. In accordance with Company’s policies in effect from time to time, Company must reimburse Executive for all reasonable, ordinary and necessary business, travel or entertainment expenses incurred in the performance of Executive’s duties under this Agreement (“Expenses”). Executive must submit a statement and the accompanying documentation on or before the date two (2) months after the end of the calendar month in which the pertinent Expenses are incurred, in which case the statement will be deemed timely submitted. Unless otherwise prohibited by law, if a statement for Expenses is not timely received, the Expenses will be deemed personal expenses and Executive will not receive reimbursement from Company for those Expenses. Company must reimburse Executive for timely submitted, reasonable Expenses on or before the date 30 days after Executive’s submission to Company of statement and receipts for reimbursement. Any reimbursement is subject to review by Company’s Directors and auditors. If Company pays for any Expenses incurred by the Executive that are subsequently disallowed, Executive must refund Company those Expenses. Any expenses in excess of $5,000 must be preapproved by the CEO of the Company or the Board.

ARTICLE IV

NONCOMPETE

SECTION 4.1. Covenant Not to Compete. Executive is aware of, and may become aware of, Confidential Information that gives Company a competitive advantage over its competitors, which advantage would be lost if any Confidential Information were made available to its competitors and, if available to or used by a competitor, would work to Company’s substantial detriment. Additionally, during Executive’s employment with Company, he will have access to and may develop relationships with customers, vendors and other third parties that are important to the Business. Moreover, some, if not all, of those relationships will continue, and some, if not all, of that Confidential Information will be retained in Executive’s memory, beyond the term of this Agreement and Executive’s employment with Company. For those reasons, it is important that reasonable restrictions be placed on Executive’s circumstances and activities to minimize the possibility of unauthorized use of the Confidential Information or utilization of those relationships in a manner that would cause harm or potential harm to Company or the Business. Executive acknowledges and agrees that: (a) the restrictive covenants contained in this ARTICLE are reasonably necessary to protect Company’s legitimate business interests and goodwill and (b) the restrictions contained in this ARTICLE do not impose an undue hardship on Executive and does not deprive his of his livelihood.

SECTION 4.2. Covenants. Executive will, for the period specified below, not to do any of the following:

(a) for so long as Executive’s business relationship with Company continues, and for a one (1)-year period after it terminates, Executive may not own equity or profits in, enter into, provide services to, form, engage or assist, whether or as a stockholder, officer, director, agent, employee, advisor, consultant, contractor, member, manager, partner, or co-venturer: (i) any entity that, as a material portion of its business, engages in, conducts or, to Executive’s knowledge, has definitive plan to engage in or conduct, in a line of business that does or would compete with the Restricted Business; (ii) any operating business that Company is engaged in or is conducting as to which, to Executive’s knowledge, Company covenants not to compete with in connection with the sale or disposition of that business, but excluding from this clause (ii) any activity related to the Permitted Activities. Both during the term of the Executive’s business relationship with the Company, and within one year after its termination, Executive may continue his work pertaining to the Permitted Activities. Notwithstanding the foregoing, before the one year anniversary of termination of his employment, Executive may own outstanding equity securities: (1) of an entity that is engaged in the Restricted Business if those outstanding equity securities are acquired in connection with any investment, merger, acquisition, or other such transaction involving Company; or (2) no more than 5% of the outstanding equity securities of a company engage in the Restricted Business, if those equity securities are listed for trading on a national stock exchange or are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which holdings represent a passive investment; or

(b) for so long as Executive’s business relationship with Company continues, and for a one (1)-year period after it terminates, Executive may not induce or attempt to persuade, whether directly or through an entity with which any Executive is affiliated, any then-current employee, agent, manager, consultant, director, or other participant in the Restricted Business to terminate his or his employment or other relationship with Company so as to enter into any relationship with Executive, any business organization in which Executive is a participant in any capacity whatsoever, or any other business organization in the Restricted Business; or

(c) for so long as Executive’s business relationship with Company continues, and for a one (1)-year period after it terminates, Executive may not: (i) induce or attempt to induce, whether directly or through an entity with which Executive is affiliated, any customer of the Company to cease doing business with Company or its affiliate or otherwise terminate that customer’s relationship with Company or its affiliate, or in any way interfere with the relationship between that Company or its affiliate; or (ii) solicit or provide, whether directly or through an entity with which Executive is affiliated, services that are part of the Business to that customer. In furtherance of the foregoing, during the term of Executive’s employment with Company, Executive may not inform or disclose to any customer that Executive has an intent, desire or plan to terminate his employment with Company.

SECTION 4.3. Time and Scope. Executive acknowledges that the Business is international, and that Company competes with its competitors on an international level. Accordingly, the foregoing restrictions apply internationally. The foregoing time periods and geographical area is divisible and separable and, if a court of competent jurisdiction finally determines the foregoing time periods are too long, or the foregoing geographic scope is too broad, to be enforced, then the time periods will be the longest permissible, and the geographic scope will be the broadest scope permissible in the following respective sequential order to arrive at restrictions that a court of competent jurisdiction determines is reasonable, valid and enforceable in light of the Restricted Business and Company’s circumstances and competitive situation: (a) six (6) months or three (3) months; and (b) North America, United States of America, the state of Arizona, or Tucson, Arizona.

ARTICLE V

OWNERSHIP OF INTELLECTUAL PROPERTY

SECTION 5.1. Disclosure and Ownership. From time to time, and promptly after the Board’s request therefor, Executive must disclose to Company in writing Work Product after the creation thereof in scientifically sufficient detail which, in the case of Discoveries, must be sufficiently detailed for purposes useful in preparing and filing enabling patent applications or seek other registrations, as appropriate. Company owns all right, title and interest in and to any and all Work Product and the Intellectual Property Rights in and to Work Product (the “Work Product IPR”). Company’s ownership rights extend to all documents, files, databases and repositories, in whatever form (including electronic and hard copy), containing Work Product, and any Work Product IPR. To the extent any Work Product may constitute work made for hire under applicable law, it will be deemed such. Company retains the exclusive right to use and practice the Work Product and Work Product IPR. This Agreement does not grant Executive any right to practice or use Work Product or Work Product IPR apart from fulfillment of the duties of employment. Consistent with the foregoing, and as consideration for Executive’s employment or continued employment by Company, Executive hereby: (a) irrevocably assigns and agrees to assign to Company all right, title and interest worldwide in and to any and all Work Product and all Work Product IPR, immediately upon the inception, conception, creation, discovery, development, or filing thereof, and retains no right of ownership of any Work Product or Work Product IPR; (b) covenants that Executive will not personally encumber with, or place or allowed to be placed on, any Work Product or Work Product IPR any restrictions, mortgages, liens, pledges, or security interests; and (c) covenants that Executive will not grant any rights, license or interest in the Work Product or Work Product IPR to any third parties. Executive hereby represents and warrants that Executive has not, before the Commencement Date, granted any right, or entered into any agreement, that would grant any third party, or otherwise create any encumbrance upon, any Work Product or Work Product IPR that might be created or developed while Executive was in the past or is an employee of Company. In producing any Work Product in the course of Executive’s business relationship with Company, Executive covenants not to infringe or misappropriate any copyright or trade secret of any third party knowingly.

SECTION 5.2. Patent Rights; Furthis Assurances; Power of Attorney. Company, or any person designated by Company, has the right, at its sole cost and in its sole discretion, to apply for and obtain Intellectual Property Rights registrations on Work Product in the United States and all foreign countries. Whenever requested by the Board to do so, both during the term of this Agreement and after termination hiseof, Executive must promptly execute and deliver any and all documents that Company may deem necessary or desirable to prepare, file for, obtain and maintain Work Product IPR in any country of the world. If Company is unable to obtain compliance with Executive’s obligations under this ARTICLE because Executive is, for any reason, unavailable, uncooperative, or incapacitated, Executive hereby irrevocably designates and appoints Company, and its duly authorized officers and agents, as Executive’s agent and attorney-in-fact. As Executive’s agent and attorney in fact, Company and its duly authorized officers and agents may act for Executive, and in Executive’s behalf and stead, to execute, verify, deliver and file any documents or things in connection with, and to furthis the purposes of, this ARTICLE. The foregoing designation and appointment is coupled with an interest. The scope of the Power of Attorney is limited to that subject matter within the scope of this ARTICLE.

SECTION 5.3. Spouses Bound; Spousal Consent. Upon the Board’s request, Executive must cause his spouse to execute and deliver to Company a “Consent of Spouse” in the form of EXHIBIT A attached to this Agreement. The Consent of Spouse does not confer or convey to the spouse any right in Work Product or Work Product IPR that does not otherwise exist by operation of law. If Executive remarries after the Commencement Date, Executive must obtain the new spouse’s signature to the Consent of Spouse and deliver it to Company on or before the date 30 days after the day of the remarriage.

ARTICLE VI

OBLIGATIONS OF CONFIDENTIALITY

This ARTICLE IV is in addition to, and not in lieu of, ARTICLE XIV of the NuvOx Pharma Operating Agreement.

SECTION 6.1. Confidential Information. All: (a) Work Product; (b) Third-Party Information (as defined below); and (c) all information and intangible property that is not publicly available or that is used or useful to the Business or pertains to employees are collectively referred to hisein as "Confidential Information." Confidential Information is to be broadly defined and interpreted and includes all non-public information that has or could have commercial value or other utility in the business in which Company is engaged or contemplates engaging, and all information that, if disclosed to others, could be detrimental to the interests of Company. Confidential Information does not need to be identified as such at the time of receipt by or disclosure to Executive in order to constitute Confidential Information. Executive acknowledges and agrees that Confidential Information is: (a) deemed to be valuable, special, unique, important, material and confidential; (b) gives Company a competitive advantage over third parties who do not have access to it; (c) affects the successful and effective conduct of the Business, and (d) if used or disclosed improperly or without proper authorization, or the threat thereeof, would severely damage, and irreparably harm Company. However, Confidential Information does not include any information that is known to the public through no fault of Executive, it being understood that subsequent public knowledge will not excuse an earlier breach of this Agreement.

SECTION 6.2. Obligation of Confidentiality. Executive must maintain in absolute and strict confidence all Confidential Information that Executive receives, and may not duplicate, sell, use, lease, publicize, manufacture or otherwise commercialize or divulge to any person or entity any portion of Confidential Information, or use the same for any purpose other than that for Company’s purposes. The foregoing obligations will continue through the date on which the particular Confidential Information is known to the public through no fault of Executive. Executive may disclose Confidential Information: (a) in confidence to a federal, state, or local government official (including a federal or state securities agency under Section 21F of the Exchange Act for the sole purpose of reporting a violation of securities laws in accordance with the requirements for whistleblower protection prescribed thereby), either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or in a complaint or other document filed under seal in a lawsuit or other proceeding; and (b) otherwise under applicable governmental laws or regulations or under order of a court of competent jurisdiction, but then only to the extent minimally required to comply therewith, although Executive must promptly reveal to Company the existence, terms, and circumstances surrounding the pertinent order or requirement, to the extent legally permitted, and consult with Company on the steps to be taken to avoid or restrict the disclosure, and give Company the opportunity to prevent or limit the disclosure. If disclosure of information is nonetheless required under clause (b) immediately preceding, Executive must endeavor to put in place arrangements designed to maintain the confidentiality and commercial value of the information and, in any event, must limit its disclosure of the information pursuant to that order, law, or regulation to the minimum required to comply with its terms. Nonetheless, Executive must continue to hold and treat as confidential all information not permitted for disclosure under clauses (a) or (b) immediately preceding. Pursuant to 18 U.S.C. §1831 et. seq., Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of information in accordance with clause (a) immediately preceding. The obligations of this Section 6.2 will survive unless and until the exceptions in clauses (a) or (b) above apply to the information in question. Executive may disclose Confidential Information to a third party or use it for purposes of fulfilling Executive’s duties of employment, including any filing of Confidential Information with any governmental agency, such as a patent application, subject to Executive taking all steps that may be required and otherwise commercially reasonable to preserve and protect the confidentiality of the Confidential Information so disclosed or used. The disclosure of any Confidential Information to Executive does not grant Executive a license or option to a license to use or practice the Confidential Information outside the purposes of Executive’s employment.

SECTION 6.3. Third-Party Information.

Subsection 6.3.1. Received by Company. Company has received and in the future will receive from third parties their confidential or proprietary information (“Third-Party Information”) subject to a duty on Company’s part to maintain the confidentiality of that information and to use it only for certain limited purposes. During the term of this Agreement and thereafter, Executive owes Company and those third parties a duty to hold all Third-Party Information in the strictest confidence and not to disclose it to anyone or to use it except as necessary for purposes of employment by Company, but at all times in compliance with any legal requirements imposed on that use or disclosure. Executive must hold all Third-Party Information confidential at least to the same extent and degree, and for the same time period, as that required of Company under Company’s agreement with the disclosing third party or by applicable legal requirements, but, in any event, to an extent, degree and time period no less than that required under this Agreement. Except to the extent the Board may otherwise authorize in writing, Executive may not: (a) disclose Third-Party Information to anyone other than Company’s officers, employees, advisors or consultants who need to know the Third-Party Information for their work on behalf of Company; or (b) use Third-Party Information, except to fulfill duties of employment with Company.

Subsection 6.3.2. Earlier Received by Executive. Executive may not disclose to Company any information that Executive, apart from this Agreement and apart from Executive’s employment hereunder, is obligated to a third-party, expressly or implicitly, to keep confidential. In reliance on Executive’s compliance with the foregoing, Company is free to use all information conveyed by Executive with no obligation to Executive or any third party, which right survives the termination of Executive’s employment.

SECTION 6.4. Ownership. All Confidential Information, except Third-Party Confidential Information, is and remains the sole and exclusive property of Company. Company has the right to retain and use its Confidential Information and to disclose its Confidential Information to others. Upon the Board’s request, Executive must execute documents and fulfill other requirements as Company deems appropriate to secure Company rights in its Confidential Information. Company will reimburse Executive any reasonable costs for such action, including fees for Executive’s time if such action is taken after the date that Executive’s employment with Company terminates. Executive has no right, title or interest in or to Third-Party Information, and Company’s right, title and interest in and to Third–Party Information is determined by reference to Company’s agreements with the third party that disclosed that information or by applicable privacy and information laws.

SECTION 6.5. Surrender and Return of Documents and Equipment. Upon termination of Executive’s employment with Company or promptly upon the Board’s earlier request, Executive must surrender and return to Company: (a) all Confidential Information in tangible or electronic form that Executive may possess or control; and (b) without any alteration to state or form, and whether or not containing any Confidential Information, all equipment, documents, books, notebooks, records, reports, notes, memoranda, drawings, sketches, models, maps, contracts, lists, computers, computer disks (and other computer-generated files and data), any other data and records of any kind, and all copies thereof , created on any medium and furnished to, obtained by, or prepared by Executive in the course of or incident to Executive’s employment with Company, that are in Executive’s possession or under Executive’s control. Executive shall permanently delete or destroy all copies of any documents and materials not returned to Company that remain in Executive's possession or control, including those stored on any devices, networks, storage locations and media not owned by Company but in the Executive's possession or control, except that Executive main retain certain documents for legal compliance purposes.

ARTICLE VII

TERMINATION AND CHANGE CONTROL

SECTION 7.1. Termination for Incapacity. Executive’s employment will be deemed terminated upon the date of Executive’s Incapacity. All payment made to Executive in connection with Executive’s Incapacity must be made in a manner consistent with applicable federal and state law. “Incapacity” means Executive’s death or a physical, emotional or mental condition that renders Executive unable to perform Executive’s regular duties and activities for a period that has run for sixty (60) consecutive days or an aggregate of ninety (90) days during any twelve (12)-month period. The cost of the determination of Executive’s Incapacity is the sole responsibility of Company. In the event of Executive’s Incapacity, Executive will be entitled to receive his accrued and earned base salary, accrued and earned cash incentive bonus, any accrued and earned equity incentive, and any amounts due under any Benefit Plans through the date of such Incapacity.

SECTION 7.2. Termination for Cause or Resign without Good Reason: If Company terminates Executive’s employment for Cause, or if Executive resigns without Good Reason, Executive will be entitled to receive his accrued and earned base salary through the termination date, any already earned and unpaid cash incentive bonus, any accrued and earned equity incentive as of termination date, and any amounts due under any Benefit Plans (collective, the “Accrued Amounts”).

SECTION 7.3. Termination without Cause or Resign for Good Reason: Except as described in Section 7.4, if Company terminates Executive’s employment without Cause, or Executive resigns with Good Reason, and provided that Executive executes a release in form and substance approved by the Company and the release is not revoked, the Company shall pay to Executive, in addition to the Accrued Amounts (i) a severance payment equal to six (6) months of his then-current base salary, plus (ii) an amount equal to the target amount of Executive’s annual cash incentive bonus for the year of termination, pro-rated based on the number of days in the calendar year during which Executive is employed by the Company. The foregoing amounts shall be paid in a single lump sum payment within thirty (30) days following the date of Executive’s termination, provided that Executive may, upon his sole discretion and in good faith, elect to receive an equivalent payment in a form other than cash.

SECTION 7.4. Change of Control and Termination as Result of Change Control: Upon a Change of Control, Executive’s equity incentive (as set forth in Schedule 1) shall become immediately issuable and vest in full, on the basis that the highest performance level has been achieved. If within six (6) months prior to, or within twelve (12) months following, a Change of Control, Company terminates Executive’s employment without Cause or Executive resigns for Good Reason, provided that Executive executes a release in form and substance approved by the Company and the release is not revoked, the Company shall pay to Executive, in addition to the Accrued Amounts (i) a severance payment equal to twelve (12) months of his then-current base salary, plus (ii) an amount equal to the target amount of Executive’s annual cash incentive bonus for the year of termination, pro-rated based on the number of days in the calendar year during which Executive is employed by the Company. The amounts described in clauses shall be paid in a single lump sum payment within thirty (30) days following the date on which Executive’s release has beens executed and is no longer revocable, provided that Executive may, upon his sole discretion and in good faith, elect to receive an equivalent payment in a form other than cash.

SECTION 7.5. Continued Cooperation. Executive may be involved during his employment in certain matters that may require Executive’s future cooperation, including matters related to regulatory proceedings with which Executive was involved during Executive's employment with Company, or that concern matters of which Executive has particular information or knowledge. Accordingly, following the termination of the Executive's employment for any reason, to the extent reasonably requested by Company, Executive must cooperate with Company in connection with matters arising out of Executive's services and duties to Company. Company must pay for, or advance to Executive, any out-of-pocket expenses incurred by Executive in providing that cooperation, said expenses not to exceed $5,000 without prior approval of the CEO or the Board. Company must exercise its reasonable efforts to minimize disruption of the Executive's other activities and duties. If the requested cooperation requires Executive to spend more than four (4) cumulative hours on any one (1) matter, Company must compensate the Executive at an hourly rate determined by reference to Executive’s base salary on the date his business relationship with the Company was terminated.

SECTION 7.6. Non-Disparagement. Neither the Company nor the Executive may take any action or make or publish any statement or communication, in whatever form, whether written, oral or otherwise, to any person or entity or in any public forum, or encourage or allow any person within Company’s direction or control, or Executive’s direction or control, as the case may be, to take any action or make or publish any statement or communication that: (a) disparages or criticizes the Executive or his practices; (b) disparages or criticizes the Company, its affiliates, their respective businesses, or any of their respective directors, officers, employees, existing and prospective customers, suppliers, investors and other associated third parties or the practices of any of those persons (in each case, the “Non-Disparaged Parties”); or (c) disrupts, interferes with or impairs the business activities of any Non-Disparaged Party, including any actions or statements that would harm the reputation of any of them with its current and prospective customers, employers, distributors, contracting agencies, suppliers, other business partners, or the public. The foregoing does not, in any way, restrict or impede Executive or Company, as the case may be, from providing truthful answers in response to any inquiry, investigation or discovery request Executive or Company, as the case may be, may be required to provide or from exercising protected rights to the extent that those rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Each party must promptly provide written notice of any such order to the other party.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

SECTION 8.1. By Executive. Executive hereby represents and warrants to Company that the statements contained in this SECTION are true and accurate as of the Commencement Date, and that Executive will exercise his good faith in performing under this Agreement and will not violate any applicable laws in performing his duties and services under this Agreement.

Subsection 8.1.1. Legal Proceedings. Except as earlier disclosed in writing to Company, Executive has not been: (a) the subject of any criminal proceeding (other than a traffic violation or other minor offense) which has resulted in a conviction against Executive; (b) indicted for, or charged in a court of competent jurisdiction with, any felony, provided a felony conviction, plea or no contest for driving under the influence shall not be included in this designation; or (c) the defendant in any civil complaint alleging sexual harassment, unfair labor practices or discrimination in the work place.

Subsection 8.1.2. Securities Law; Debarment. Executive has not been found in a criminal or civil action by the SEC, Commodity Futures Trading Commission, a state securities authority or any other regulatory agency to have violated any federal, state or other securities or commodities law or that would otherwise qualify Executive as a “bad actor,” as that term is defined under Rule 506(d) of Regulation D of the Securities Act. Executive has not been or is not currently debarred by the U.S. Food and Drug Administration pursuant to 21 U.S.C. §335a (a) or 42 U.S.C. §1320a-(7)(a), or identified on the U.S. General Services Administration’s list of Excluded Parties List System (EPLS), or the OIG List of Excluded Individuals/Entities (LEIE).

Subsection 8.1.3. Restrictions on Activities. Executive's continued employment with Company and the performance of the duties hereunder will not: (a) violate any non-solicitation, non-competition or other similar covenant or agreement; or (b) conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding; to which Executive is a party or by which Executive is otherwise bound.

SECTION 8.2. By Company. Company represents and warrants to Executive that: (a) it is duly organized, validly existing and in good standing under the laws of Delaware and Arizona; (b) has the full power and authority to enter into, deliver and perform its obligations under, and carry out the provisions of, this Agreement; (c) the person executing this Agreement on behalf of Company has been duly authorized to do so, and such person has duly signed and delivered this Agreement; (d) this Agreement constitutes a valid and binding agreement of Company; (e) all action required to be taken to authorize, execute, deliver and perform under this Agreement has been taken and no furthis approval of any governing person is necessary to consummate this Agreement; (f) execution, delivery and performance of this Agreement by Company do not conflict with any other agreement or arrangement to which Company is a party or by which it is bound, and do not require the consent of any third party; and (g) Company will exercise its good faith in performing under this Agreement and will not violate any applicable laws in performing under this Agreement.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1. Agreement in its Entirety. This Agreement represents and constitutes the entire agreement between the parties as to the subject matter herein. All prior and contemporaneous oral and written negotiations, representations, warranties, agreements, statements, promises, and understandings with respect to this subject matter, is merged into, and extinguished, superseded, and completely expressed by this Agreement. No party is bound by or charged with any written or oral agreements, representations, warranties, statements, promises, or understandings not specifically set forth in this Agreement.

SECTION 9.2. Addresses and Notices. All notices, requests, consents, demands and other communications provided in this Agreement must be in writing and will be deemed to have been made or given: (a) on the date delivered, if personally delivered; (b) if sent by confirmed facsimile, at the date and time of transmission as indicated on the received facsimile if sent during normal business hours of the notified party, or if not, on the next business day; (c) if sent by means of electronic mail to the email addresses set forth below, at the date and time of transmission as indicated on the received email if sent during normal business hours of the notified party, or if not, on the next business day; (d) on the date three (3) business days after being sent by registered or certified mail, return receipt requested, postage prepaid; or (e) on the date one (1) day after deposit with a nationally recognized overnight courier, specifying overnight delivery, with written verification of receipt. All notices must be addressed to the party entitled to notice at the address indicated below the party's signature line on this Agreement or at such other address as such party may designate by ten (10) days' advance written notice under this SECTION to the other party to this Agreement. For purposes of this Agreement, a notice will be considered “written” or “in writing” if it is in a form on conventional paper or facsimile, or if it is in electronic form (such as an email). Notice of change of address will be effective only when done in accordance with this SECTION. A party may effectively provide and deliver any document, agreement, amendment or other vehicle of notice by means of portable document format (.pdf) or any other electronic means intended to preserve the original graphic and pictorial appearance of a document.

SECTION 9.3. Amendment of this Agreement; Waiver. No supplement, modification, amendment of, or waiver under, this Agreement will be binding unless executed in writing by both parties. A party's express or implied waiver of or consent to any provision of this Agreement or the other party's breach of its obligations hereunder may not be deemed to be, or construed as, a consent to, or waiver of, any other provisions or other breach of the same or any other obligations of the other party. A party's failure, no matter how long, to: (a) complain of any act, or failure to act, by the other party; (b) declare the other party in default, irrespective of how long the default continues; (c) insist upon the strict performance of any obligation or condition of this Agreement; or (d) exercise any right or remedy consequent upon a breach thereof; does not constitute a waiver by that party of its rights, the breach, or any other obligation or condition. A party's consent in any one instance does not limit or waive the necessity to obtain that party's consent in any future instance. No single or partial exercise of any right, power or privilege by a party hereunder precludes any other or further exercise thereof or the exercise of any other right, power or privilege by such party. In any event, no consent, waiver or amendment is effective for any purpose hereunder unless that consent, waiver or amendment is in a writing allowed for the purposes of giving notice under this Agreement, and that writing is signed by, or it otherwise confirmed as coming from, the party granting that consent or waiver, or entering into the amendment.

SECTION 9.4. Applicable Law. This Agreement and its effect are subject to and must be construed and enforced in accordance with the laws of Arizona, without regard to its conflicts of law principles.

SECTION 9.5. Assignment. This Agreement is personal to Executive and may not be assigned by Executive. Any purported assignment by Executive is null and void ab initio. Company may assign this Agreement to any successor or assign to all or substantially all of the business or assets of Company, whether direct or indirect, or by purchase, merger, consolidation or otherwise. If assigned, this Agreement will be legally binding upon Company’s successors and assigns and will inure to their benefit.

SECTION 9.6. Compliance with Law; Severability. Nothing in this Agreement is intended, or may be construed, to require the commission of any act contrary to any applicable law. Each party must comply with all applicable laws and regulations in performing its obligations hereunder. If any provision of this Agreement (which is to be applied in the narrowest sense as meaning the particular provision within a single SECTION, Subsection, paragraph, sentence or clause) conflicts with any statute, law, ordinance, policy or treaty such that it is held or adjudged to be invalid, illegal, void or otherwise unenforceable, then the affected provision must be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements and the validity, legality, and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby and will remain enforceable to the fullest extent permitted by law. In that event, to the fullest extent possible, the remaining provisions of this Agreement will be modified and construed to the extent necessary to resolve the conflict and to give effect to the intent manifested by the provision held invalid, illegal, void or unenforceable.

SECTION 9.7. Computation of Time. In computing any period of time for purposes of this Agreement, the day or date of the act, notice, event or default from which the designated period of time begins to run will not be included. The last day of the period so computed will be included, unless it is a Saturday, Sunday or a federal holiday or a state holiday in Arizona, in which event the period runs until the end of the next day which is not a Saturday, Sunday or federal or state holiday. All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters or calendar years, unless otherwise indicated. All references to “business days” or “working days” are references to days that are not a Saturday, Sunday or federal or state holiday.

SECTION 9.8. Counterparts. This Agreement may be executed in 2 or more identical counterparts, by manual, electronic or facsimile signature, each of which will be deemed to be an original, and all of which, taken togethis, will constitute one and the same instrument. Delivery of this Agreement by facsimile will be deemed binding and will have the same force and effect as delivery of signatures on the original Agreement, and each party may use facsimile signatures as evidence of the execution and delivery of this Agreement by all parties to the same extent that an original signature could be used. For the avoidance of doubt, delivery of an executed counterpart signature hiseof by any electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as physical delivery of the paper document bearing the original signature.

SECTION 9.9. Employment. Nothing in this Agreement confers on Executive any right with respect to the continuation of employment with Company, nor does this Agreement interfere in any way with the Executive’s or Company's right to terminate the Executive’s employment or business relationship with Company at any time, with or without cause.

SECTION 9.10. Dispute Resolution; Remedies. Any dispute, controversy, or claim arising out of, or in connection with this Agreement, will be settled by arbitration in Pima County, State of Arizona, pursuant to the rules of the American Arbitration Association. Any arbitration award will be final, binding and conclusive upon the parties, and may be entered as a judgment in any court of competent jurisdiction. The arbitrator(s) in any arbitration may award any remedy available at law or equity, including the remedies of specific performance and injunction. Judgment upon the award rendered may be entered in the highest court or forum having jurisdiction, state or federal. The prevailing party in any proceeding regarding a dispute, controversy or claim is entitled to recover all of its costs and attorneys’ fees incurred in each proceeding, including any and all appeals or petitions from any proceeding. The prevailing party will be determined by the deciding tribunal based on which party succeeds in obtaining the relief, or in successfully obtaining or securing more of the relief it sought than that sought by the opposing party(ies).

SECTION 9.11. Further Assurances. Executive will take whatever additional reasonable action and execute whatever additional reasonable documents Company may in its reasonable judgment deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed on the Executive under this Agreement. Company must cover reasonable costs associated with Executive’s performance hereunder, including compensation for time.

SECTION 9.12. Independent Counsel. Executive acknowledges that this Agreement has been negotiated with Company’s counsel. Company’s counsel does not represent, and is not acting on behalf of, Executive. Executive has been provided with an opportunity to consult with Executive’s own counsel with respect to this Agreement.

SECTION 9.13. No Third-Party Beneficiaries. None of the provisions of this Agreement are for the benefit of, or enforceable by, any third party. The agreements herein contained are made for the sole benefit of the parties hiseto and no other person or entity is intended to or has any rights or benefits hereunder, whether as a third-party beneficiary or otherwise.

SECTION 9.14. Survival. In addition to any provision of this Agreement that expressly provides for acts or obligations to continue beyond the expiration or earlier termination of this Agreement, the provisions of ARTICLES IV (“NonCompete”), V (“Ownership Of Intellectual Property”), VI (“Obligations of Confidentiality”), VIII (“Representations and Warranties”), IX (“Miscellaneous”), X (“Certain Definitions”) and SECTIONS 7.5 (“Continued Cooperation”) and 7.6 (“Non-Disparagement”) survive the expiration or earlier termination of this Agreement. Expiration or earlier termination of this Agreement does not constitute a termination or a waiver of any rights of eithis party against the other party accruing before or at the time of expiration or termination

SECTION 9.15. Withholding. Company may withhold from any amount payable hereunder any Federal, state and local taxes as may be necessary for Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

SECTION 9.16. Disclosure. Company may provide a copy of this Agreement, advise a third party, including a future employer of Executive, of Executive’s obligations and restrictions under this Agreement, and disclose the nature of the Confidential Information that Executive had access to, whether actual or implied, while employed by Company, to any business or enterprise, and its officers, manager, and directors: (a) that may employ Executive after the Commencement Date; (b) that Executive may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, or control of; or (c) with which Executive may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which Executive may use or permit his or his name to be used (each business or enterprise described in clauses (a), (b) and (c) immediately above are collectively referred to as a “Future Business Relation”). Company may exercise this right in its sole discretion and without reference to or consent from Executive. Notwithstanding the foregoing, Company shall disclose such information referenced in this Section 9.16 to Future Business Relations, or others, as reasonably requested by Executive, provided Executive has given Company written notice with the names and addresses of such Future Business Relation or other pertinent information recipient.

SECTION 9.17. Rules of Interpretation. The term “include” (and its conjugated verb or cognate noun forms) means “to include without limitation” and “to include but not limit to,” regardless of whether the words “without limitation” or “but not limited to” or their equivalent actually follow it. If a word or phrase is defined, its other grammatical forms, such as any conjugated verb form or cognate noun form, have a corresponding meaning. If a word or phrase is not capitalized, then the word or phrase must be interpreted in accordance with its commonly used meaning, although any words or phrases that have well-known technical or trade meanings must be interpreted in accordance with that meaning. Whenever used in this Agreement: (a) the singular includes the plural, and the plural include the singular; (b) any masculine, feminine or gender-neutral pronoun includes the other and any trust, partnership, limited liability company, firm, or corporation, all as the context and meaning of this Services Agreement may require. The headings of the various ARTICLES, SECTIONS and Subsections of this Services Agreement are used solely for the convenience of the parties, do not form a part of this Agreement and are not intended to affect the interpretation or meaning of this Agreement or to define, limit, extend or describe its scope or intent. Each party has reviewed this Agreement and had the benefit of representation by counsel. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party does not apply to the interpretation of this Agreement.

SECTION 9.18. Section 409A. The intent of the parties is that this Agreement comply with the requirements of Section 409A of the Code and the Treasury regulations issued thereunder (collectively, “Section 409A”) and shall be interpreted and construed consistently with such intent. The payments and benefits to the Executive under this Agreement are also intended to be exempt from Section 409A to the maximum extent possible. Each payment under this Agreement is intended to be a “separate payment” and not a series of payments for purposes of Section 409A. For purposes of this Agreement, references to Executive’ss termination of employment shall mean, and be interpreted in accordance with, Executive’s “separation from service” from the Company within the meaning of section 1.409A- 1(h)(1)(ii) of the Treasury regulations to the extent necessary to comply with Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, whise applicable, the requirement that (a) any reimbursement is for expenses incurred during the period of time specified in this Agreement or if no such period is specified, during Executive’s lifetime, (b) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (d) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A (“409A Penalties”), the Company and Executive will cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible.

ARTICLE X

CERTAIN DEFINITIONS

SECTION 10.1. “Cause” means the occurrence of any of the following events:

(a) Executive’s material failure to perform obligations pursuant to this Agreement, or clear and reasonable directives of the Board, or gross negligence;

(b) the commission of an act of willful misconduct, fraud, theft, misappropriation, or embezzlement on the part of Executive with respect to the Company, the violation by Executive of any applicable law in the performance of Executive’s duties hereunder that does or may be reasonably expected to have a material and adverse effect on the Company (other than any violation of parking or motor vehicle laws), or the breach of any fiduciary duty to the Company or breach of Executive’s duty of loyalty to the Company;

(c) Executive’s commission at any time of any act or omission that results in a conviction or a plea of nolo contendere for any felony or any crime involving moral turpitude; or

(d) Executive’s failure to observe and materially comply with any of the Company’s rules, policies and/or procedures (unless and to the extent otherwise provided herein), including, but not limited to, the Company’s polices prohibiting discrimination, harassment or retaliation, as determined in the Board’s sole discretion.

Notwithstanding the foregoing provisions of this Section 10.1 or any other provision of this Agreement to the contrary, any assertion by the Company or the Board of a termination of Executive’s employment for Cause under Sections 10.1(a) or (d) shall not be effective unless all of the following conditions are satisfied: (1) the condition giving rise to Executive’s termination of employment must have arisen without the written consent of the Board; (2) the Board shall have provided written notice thereof to Executive; and (3) if correctable, the condition(s) specified in such notice must remain uncorrected (as reasonably determined by the Board) for thirty (30) days following Executive’s receipt of such written notice.

SECTION 10.2. “Change of Control” means: (a) the acquisition (other than by the Company) in one or more transactions by any third party of the beneficial ownership of more than 50% of (1) the then outstanding shares of the equity securities of either of NuvOx or NuvOx Pharma (each, a “NuvOx Entity”), or (2) the combined voting power of the then outstanding equity securities of a NuvOx Entity; (b) the closing of a sale or other conveyance of more than 50% of the assets of a NuvOx Entity; or (c) the effective time of any merger, share exchange, consolidation, or other business combination involving a NuvOx Entity if immediately after such transaction persons who hold a majority of the outstanding voting equity securities of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held the voting equity securities of the NuvOx Entity; provided, however, that a Change in Control shall not include (i) any consolidation or merger effected exclusively to change the domicile of a NuvOx Entity, (ii) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by a NuvOx Entity or indebtedness of a NuvOx Entity is cancelled or converted or a combination thereof, or (iii) a public offering of capital stock of a NuvOx Entity. Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of a NuvOx Entity, a change in effective control of a NuvOx Entity, or a change in the ownership of a substantial portion of the assets of a NuvOx Entity under Section 409A of the Code.

SECTION 10.3. “Code” means the Internal Revenue Code of 1986, as amended.

SECTION 10.4. “Discoveries” means all know-how, trade secrets, software, discoveries, inventions, improvements, devices, designs, trademarks, trade names, methods, and protocols, whether or not patentable or registrable, and whether or not reduced to writing or other tangible form or to actual or constructive practice, concerning, and within the scope of, the Business that are developed, conceived, generated or made by Executive, solely or jointly with another, during Executive’s employment with Company, but excluding that which is applicable to, or useful in, the Permitted Activities.

SECTION 10.5. “Good Reason” means the occurrence, without the Executive’s express written consent, of any of the following events: (a) a material diminution in the Executive’s duties or responsibilities that is inconsistent with the Executive’s position as described herein; (b) a reduction by the Company in the Executive’s base salary (other than pursuant to an across-the-board reduction in the compensation of all senior management; provided that such reduction is proportionately equal among all such members of senior management); (c) the relocation of the Executive’s principal place of employment to a location that is beyond a 50 mile radius from his principal place of employment or residence as of the date hereof; or (d) the Company’s breach of any other material provision of this Agreement. Executive may terminate his employment with Good Reason by providing the Company thirty (30) days’ written notice setting forth with reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within thirty (30) days of the occurrence of such event, or if based on multiple events, the last of such events to occur. During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, the Executive’s termination will be effective upon the date immediately following the expiration of the thirty (30) day notice period.

SECTION 10.6. “Intellectual Property Rights” means, with respect to the owner thereof, any and all worldwide, national or regional: (a) Patents; (b) trade secret rights; (c) rights with respect to ownership, control or possession of materials and inventions, discoveries, improvements, know-how, formulas, algorithms, processes, technical information and other technology; (d) trademark and trade name rights and similar rights, and the goodwill associated therewith; (e) rights associated with works of authorship including copyrights; (f) other intellectual and industrial property rights of every kind or nature and however designated, whether arising by operation of law, contract, license or otherwise; and (g) registrations, applications for registration and all renewals and extensions thereof, and all goodwill associated therewith and all benefits, privileges, causes of action and remedies relating to any of the foregoing.

SECTION 10.7. “Patents” means:

(a) United States and foreign patents and patent application, including: (i) the right to file applications and obtain patents throughout the world in the owner’s own name or the name of a designee of the owner; (ii) all rights under any and all international conventions and treaties in respect thereof; (iii) the right to claim in its own name (or a designee’s name) any priority right to which the inventor(s) named under the foregoing patents or patent applications may be entitled; and (iv) all patent applications that may claim priority from, or rely on, any of the foregoing patents and patent applications, including all provisional applications, divisional applications, continuation applications, continuation-in-part applications, substitute applications, inventors’ certificates, foreign counterpart applications, re-examinations, reissues, renewals, extensions and term restorations;

(b) any and all issued and unexpired patents resulting from any of the applications described in (a) above and any statutory invention registrations; and

(c) any and all reissues, reexaminations, amendments, certificates and extensions that may be based on any of the patents described in (a) or (b) above.

SECTION 10.8. “Service Product” means all know-how, trade secrets, software, discoveries, inventions, improvements, devices, designs, trademarks, trade names, methods, and protocols, whether or not patentable or registrable, and whether or not reduced to writing or other tangible form or to actual or constructive practice, concerning, and within the scope of, the Business that are developed, conceived, generated or made by Executive, solely or jointly with another, during Executive’s employment with Company, but excluding that which is applicable to, or useful in, the Permitted Activities.

SECTION 10.9. “Work Product” means, collectively, Service Product and Discoveries. Work Product will be deemed made or produced by Executive while employed by Company if it relates to, and is within the scope of, the Business, results from work done at Company’s request or on its behalf, results from Executive’s access to Company’s records or information, or is made with the benefit of Company’s equipment, supplies, facilities or information for purposes of furthering the Business. Work Product expressly excludes Service Product or Discoveries made or produced by Executive for the purpose of engaging in a Permitted Activities.

[signatures follow]

IN WITNESS WHISEOF, Company has caused a duly authorized representative to sign this Agreement where indicated below, and Executive has signed this Agreement where indicated below, to be effective the Commencement Date.

BY SIGNING BELOW, EXECUTIVE REPRESENTS THAT EXECUTIVE: (A) HAS FULLY READ THIS AGREEMENT; (B) UNDERSTANDS THIS AGREEMENT AND, IN PARTICULAR, UNDERSTANDS THAT THIS AGREEMENT RESTRICTS EXECUTIVE’S RIGHTS, BOTH DURING AND AFTER EMPLOYMENT, TO DISCLOSE OR USE COMPANY'S CONFIDENTIAL INFORMATION OR TO COMPETE WITH COMPANY DURING AND AFTER EMPLOYMENT; (C) WITH THAT UNDERSTANDING, VOLUNTARILY ENTERS INTO THIS AGREEMENT; AND (D) HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH EXECUTIVE’S CHOSEN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

NuvOx Therapeutics Inc.		Executive

By:	/s/ Rong Wang	/s/ Evan Unger
	Rong Wang, President and CEO	Evan Unger

Date:	4/15/2026	Date:	4/17/2026

NuvOx Pharma, LLC.

By:	/s/ Rong Wang
Rong Wang, President and CEO

Date:	4/15/2026

[SIGNATURE PAGE to NuvOx Pharma, LLC Executive Employment Agreement with Evan C. Unger, M.D.

EXHIBIT A

SPOUSE’S CONSENT

SCHEDULE 1

EQUITY INCENTIVE FOR INITIAL TERMS OF EMPLOYMENT

All shares are calculated on fully diluted basis as of January 1, 2025, including all applicable preferred shares, common shares, converted shares from convertible notes and associated warrants. The form of equity incentive that will be granted to Executive is subject to Company’s equity incentive plan, as applicable to Executive and approved by the Board:

●	Any shares earned but not issued to Executive prior to the Commencement Date

●	Any shares earned but not issued to Executive as result of Executive only taking a portion of his salary or cash incentive payment, or a reduction of salary to support liquidity needs of the Company.

●	A bonus up to $200,000 cash if the Company successfully executed its long term financial strategy by December 31, 2028. This cash bonus amount is subject to the sole determination and approval by the Board.

●	Common stock compensation = 5% of the ownership of Company on fully diluted basis - 2.5% of which shall vest on a time schedule to be approved by the Board and 2.5% of which shall vest upon the achievement of agreed upon milestones (as set forth below).

Milestones if achieved before December 31, 2028 for stock compensation (not to exceed 2.5%)

●	Finish enrollment in Phase IIb RESTORE Trial – 0.5%

●	Commence enrollment in Phase IIb NOVEL Trial – 0.5%

●	Finish enrollment in Phase Ib EXTEND Trial – 0.5%

●	Award of Grant for $2M or greater funding – 0.5%

●	Significant positive read-out (primary or secondary end-point in RESTORE Trial – 0.5%

●	FAST Track designation for Stroke – 0.5%

●	Complete enrollment in NOVEL Trial – 0.5%

SCHEDULE 2

PERMITTED ACTIVITIES